Exhibit 99.1

NEWS RELEASE

CONTACT:		6110 Executive Blvd., Suite 800
Sara Grootwassink		Rockville, Maryland 20852
Chief Financial Officer		Tel 301-984-9400
Direct Dial: 301-255-0820		Fax 301-984-9610
E-Mail: sgrootwassink@writ.com		www.writ.com

Newspaper Quote: WRIT

Page 1 of 7	FOR IMMEDIATE RELEASE	October 26, 2006

WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES

THIRD QUARTER 2006 RESULTS

Washington Real Estate Investment Trust (WRIT) (NYSE: WRE) today reported the following financial results for the third quarter ended September 30, 2006:

•	Net Income totaled $10.2 million, or $0.23 per share on a fully diluted basis, compared to $13.5 million, or $0.32 per share on a fully diluted basis during the same period one year ago. Net income was higher in the third quarter of 2005 due to a gain of $3.0 million, or $0.07 per share, on a property sold in that period.

•	Funds From Operations (FFO) (1) totaled $24.4 million for the quarter, or $0.54 per share on a fully diluted basis, compared to $22.4 million, or $0.53 per share on a fully diluted basis during the quarter ended September 30, 2005.

FFO is a non-GAAP financial measure. A reconciliation of net income to FFO is provided on the attached income statement.

Operating Results

Core Operating NOI (3) for the third quarter increased by 2.5% as compared with the same period one year ago. The multifamily portfolio experienced an 11.1% increase due primarily to higher rental rates, the office portfolio increased 1.2% as both occupancy and rental rates increased, and the retail portfolio increased 3.4% due primarily to the recognition of rental revenue on the Harris Teeter lease at Foxchase. Core occupancy for the entire portfolio increased 220 bps, to 95.2%.

Acquisition Activity

During the third quarter of 2006, WRIT acquired approximately $146.5 million of assets, for a total of $303.0 million year-to-date. This quarter’s acquisitions included two medical office properties and three general purpose office properties as detailed below.

On July 12, 2006 WRIT acquired a 52,300 square foot medical office building for $22.5 million at 15005 Shady Grove Road in Rockville, Maryland, the fourth and last building in the Shady Grove/Plumtree Medical Office Portfolio. Leased to a diverse array of medical office users, this portfolio was one of few opportunities to acquire multiple high-quality Class A medical office assets near the rapidly expanding Shady Grove Hospital.

On August 10, 2006 WRIT acquired the 139,600 square foot office building at 6565 Arlington Boulevard in Falls Church, Virginia for $30.0 million. This acquisition provides an excellent opportunity for above-average return with aggressive lease-up while providing potential for long-term redevelopment with the additional development of approximately 80,000 square feet.

On August 25, 2006 WRIT acquired the West Gude Office Park, consisting of four multi-story office buildings in Rockville, Maryland and The Ridges and The Crescent, consisting of one office building and two medical office buildings, respectively, in Gaithersburg, Maryland for $94.0 million. Totaling 442,500 square feet, this acquisition represented an opportunity to acquire a variety of well-located, high-quality office buildings throughout Montgomery County.

Washington Real Estate Investment Trust

FOR IMMEDIATE RELEASE

These acquisitions were financed with the assumption of three mortgages and borrowings on our line of credit. The line of credit borrowings were later repaid with the proceeds of our recent debt offerings discussed below.

Development/Redevelopment Activity

At quarter end, we had three projects under development. Rosslyn Towers is a residential project with 224 apartment units and 5,900 square feet of retail space in Arlington, VA, with a total projected cash cost of approximately $76.6 million. South Washington Street is a residential project with 75 residential units and 2,600 square feet of retail space in Alexandria, VA and it has a projected cash cost of approximately $32.7 million. Dulles Station is a 5.27 acre development site located along the Dulles Toll Road which is being developed in two phases to include approximately 540,000 square feet of office and retail space. Phase I of the Dulles Station project, a 180,000 square foot office building, has a total projected cash cost of approximately $52.0 million.

In addition, our 133,000 square foot Shoppes at Foxchase retail center is under redevelopment with a projected cost of approximately $10.5 million.

Capital Structure

On July 26, 2006 WRIT raised $49.8 million through the re-opening of $50 million of the 5.95% series of senior unsecured notes due June 15, 2011. The details of the notes were described in our prospectus supplemental dated July 21, 2006. Net proceeds were used to repay borrowings under WRIT’s lines of credit.

On September 11, 2006 WRIT raised $96.7 million through the issuance of $100 million in convertible senior notes with a coupon of 3.875%. The details of the notes were described in our prospectus supplemental dated September 6, 2006. Net proceeds were used to repay borrowings under WRIT’s lines of credit.

On September 22, 2006 the underwriters exercised their over-allotment option, and we raised an additional $9.7 million through the issuance of $10 million of the convertible senior notes.

As of September 30, 2006 WRIT had a total capitalization of $2.8 billion.

Conference Call Information

WRIT will conduct a Conference/Webcast Call to discuss 3rd Quarter on Friday, October 27, 2006 at 3:00 PM, Eastern Time. Conference call access information is as follows:

USA Toll Free Number:	1-888-271-8857
International Toll Number:	1-706-679-7697
Leader:	Sara Grootwassink
Conference ID:	7101906

The instant replay of the Conference Call will be available until November 10, 2006 at 11:59 PM Eastern Time. Instant Replay access information is as follows:

USA Toll Free Number:	1-800-642-1687
International Toll Number:	1-706-645-9291
Conference ID:	7101906

The live on-demand webcast of the Conference Call will also be available on WRIT’s website at www.writ.com. The on-line playback of the webcast will be available at www.writ.com for 30 days following the Conference Call.

Washington Real Estate Investment Trust

FOR IMMEDIATE RELEASE

About WRIT

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington/Baltimore metropolitan region. WRIT owns a diversified portfolio of 82 properties consisting of 14 retail centers, 24 general purpose office properties, 13 medical office properties, 22 industrial/flex properties, 9 multi-family properties and land for development. WRIT’s dividends have increased every year for 36 consecutive years and FFO per share has increased every year for 33 consecutive years. WRIT shares are publicly traded on the New York Stock Exchange (symbol:WRE).

Note: WRIT’s press releases and supplemental financial information are available on the company website at www.writ.com or by contacting Investor Relations at (301) 984-9400.

Certain statements in this press release and the supplemental disclosures attached hereto are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, fluctuations in interest rates, availability of raw materials and labor costs, levels of competition, the effect of government regulation, the availability of capital, weather conditions, the timing and pricing of lease transactions and changes in general and local economic and real estate market conditions, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2005 Form 10-K. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

(1) Funds From Operations (“FFO”) – The National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) defines FFO (April, 2002 White Paper) as net income (computed in accordance with generally accepted accounting principles (“GAAP”)) excluding gains (or losses) from sales of property plus real estate depreciation and amortization. We consider FFO to be a standard supplemental measure for equity real estate investment trusts (“REITs”) because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs.

(2) Funds Available for Distribution (“FAD”) is calculated by subtracting from FFO (1) recurring expenditures, tenant improvements and leasing costs that are capitalized and amortized and are necessary to maintain our properties and revenue stream and (2) straight line rents, then adding (3) non-real estate depreciation and amortization, (4) amortization of restricted share compensation, and adding or subtracting amortization of lease intangibles, as appropriate. FAD is included herein, because we consider it to be a measure of a REIT’s ability to incur and service debt and to distribute dividends to its shareholders. FAD is a non-GAAP and non-standardized measure, and may be calculated differently by other REITs.

(3) For purposes of evaluating comparative operating performance, we categorize our properties as “core” or “non-core”. Core Operating NOI is calculated as real estate rental revenue less real estate operating expenses for those properties owned for the entirety of the periods being evaluated. Core Operating NOI is a non-GAAP measure.

Washington Real Estate Investment Trust

FOR IMMEDIATE RELEASE

Occupancy Levels by Core Portfolio (1) and All Properties

	Core Portfolio			All Properties
Sector	3RD QTR 2006		3RD QTR 2005	3RD QTR 2006		3RD QTR 2005
Multifamily	94.4	% (2)	94.9%	94.4%		94.9%
Office Buildings	93.2%		88.9%	92.6%		88.8%
Medical Office	99.3%		98.1%	99.5%		98.1%
Retail Centers	99.3%		98.2%	94.0	% (3)	98.2%
Industrial/Flex Centers	94.5%		93.9%	94.4%		93.8%

Overall Portfolio	95.2%		93.0%	94.2%		92.9%

(1)	Core portfolio properties include all properties that were owned for the entirety of the current and prior year reporting periods. For Q3 2006 and Q3 2005, core portfolio properties exclude:

Office Acquisitions: Albemarle Point Office Building, 6565 Arlington Blvd, West Gude Office Park and The Ridges; Office Held for Sale: Lexington

Medical Office Acquisitions: Alexandria Professional Center, 9707 Medical Center Drive, 15001 Shady Grove Rd, Plumtree Medical Center, 15005 Shady Grove Rd and The Crescent

Retail Acquisitions: Randolph Shopping Center and Montrose Shopping Center

Industrial Acquisitions: Albemarle Point, Hampton Overlook, Hampton South, 9950 Business Parkway

and Industrial Sold: Pepsi Distribution Center

(2)	Multifamily occupancy level for Q306 is 95.0% without the impact of units off-line for planned renovations at Bethesda Hill. The overall portfolio occupancy is 95.3% without this impact.
(3)	Montrose Shopping Center was 58% leased when purchased in May 2006.

Washington Real Estate Investment Trust

FOR IMMEDIATE RELEASE

WASHINGTON REAL ESTATE INVESTMENT TRUST

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
OPERATING RESULTS	2006	2005	2006	2005
Revenue
Real estate rental revenue	$56,546	$48,769	$160,230	$140,272

Expenses
Real estate expenses	17,755	14,837	48,753	42,801
Depreciation and amortization	14,138	11,950	39,031	35,350
General and administrative	2,230	2,036	10,161	6,361

	34,123	28,823	97,945	84,512

Other (expense) income:
Interest expense	(12,527)	(9,798)	(34,454)	(27,668)
Other income	293	335	637	655
Other income from property settlement	—	—	—	504

	(12,234)	(9,463)	(33,817)	(26,509)

Income from continuing operations	10,189	10,483	28,468	29,251

Discontinued operations:
Income (loss) from operations of properties sold or held for sale	41	(60)	112	309
Gain on property disposed	—	3,038	—	37,011

Net Income	$10,230	$13,461	$28,580	$66,571

Income from continuing operations	$10,189	$10,483	$28,468	$29,251
Other income from property settlement	—	—	—	(504)
Continuing operations real estate depreciation and amortization	14,138	11,950	39,031	35,350

Funds from continuing operations	$24,327	$22,433	$67,499	$64,097

Income (loss) from discontinued operations before gain on disposal	41	(60)	112	309
Discontinued operations real estate depreciation and amortization	—	56	65	188

Funds from discontinued operations	41	(4)	177	497

Funds from operations(1)	$24,368	$22,429	$67,676	$64,594

Tenant improvements	(2,602)	(1,544)	(7,330)	(5,412)
External and internal leasing commissions capitalized	(1,604)	(1,111)	(4,041)	(3,268)
Recurring capital improvements	(2,019)	(2,129)	(7,037)	(6,680)
Straight-line rents, net	(836)	(982)	(2,336)	(2,340)
Non real estate depreciation & amortization	640	431	1,688	1,266
Amortization of lease intangibles, net	78	(17)	59	—
Amortization of lease incentives	13	—	28	—
Amortization and expensing of Restricted Share Compensation	556	368	2,383	835
Other	—	—	—	301

Funds Available for Distribution (2)	$18,594	$17,445	$51,090	$49,296

Certain prior year amounts have been reclassified to conform to the current presentation.

Washington Real Estate Investment Trust

FOR IMMEDIATE RELEASE

		Three Months Ended September 30,		Nine Months Ended September 30,
Per Share Data		2006	2005	2006	2005
Income from continuing operations	(Basic)	$0.23	$0.25	$0.66	$0.70
	(Diluted)	$0.23	$0.25	$0.66	$0.69

Net income	(Basic)	$0.23	$0.32	$0.66	$1.58
	(Diluted)	$0.23	$0.32	$0.66	$1.58

Funds from continuing operations	(Basic)	$0.54	$0.53	$1.56	$1.52
	(Diluted)	$0.54	$0.53	$1.55	$1.52

Funds from operations	(Basic)	$0.54	$0.53	$1.56	$1.53
	(Diluted)	$0.54	$0.53	$1.56	$1.53

Dividends paid		$0.4125	$0.4025	$1.2275	$1.1975

Weighted average shares outstanding		44,874	42,005	43,270	42,088
Fully diluted weighted average shares outstanding		45,093	42,147	43,453	42,228

Washington Real Estate Investment Trust

FOR IMMEDIATE RELEASE

WASHINGTON REAL ESTATE INVESTMENT TRUST

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2006	December 31, 2005
Assets
Land	$293,797	$225,038
Income producing property	1,278,955	1,022,160

	1,572,752	1,247,198
Accumulated depreciation and amortization	(275,059)	(239,051)

Net income producing property	1,297,693	1,008,147
Development in progress (4)	110,394	58,241

Total investment in real estate, net	1,408,087	1,066,388
Investment in real estate held for sale, net	3,267	2,620
Cash and cash equivalents	11,832	4,938
Restricted cash	4,692	1,764
Rents and other receivables, net of allowance for doubtful accounts of 3,981 and 2,910, respectively	30,400	25,240
Prepaid expenses and other assets	55,155	38,143
Other assets related to properties held for sale	66	66

Total Assets	$1,513,499	$1,139,159

Liabilities
Notes payable	$728,216	$518,600
Mortgage notes payable	238,051	169,617
Accounts payable and other liabilities	52,309	31,988
Advance rents	6,543	5,461
Tenant security deposits	9,448	7,325
Other liabilities related to properties held for sale	125	193
Lines of credit	28,000	24,000

Total Liabilities	1,062,692	757,184

Minority interest	1,717	1,670

Shareholders’ Equity
Shares of beneficial interest, $.01 par value; 100,000 shares authorized: 45,011 and 42,139 shares issued and outstanding, respectively	450	421
Additional paid-in capital	499,393	405,112
Distributions in excess of net income	(50,753)	(25,228)

Total Shareholders’ Equity	449,090	380,305

Total Liabilities and Shareholders’ Equity	$1,513,499	$1,139,159

(4)	Includes cost of land acquired for development.